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                                                                    Exhibit 23.1


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 18, 2002 relating to the balance sheet of LCEC Corp., our report dated May 29, 2002, except as to Notes 18 and 20 which are as of July 30, 2002, relating to the consolidated financial statements and our report dated May 29, 2002 relating to the financial statement schedule of Loews Cineplex Entertainment Corporation, and our report dated April 8, 2002 relating to the financial statements of Loeks-Star Partners, which appear in such Registration Statement. We also consent to the references to us under the headings "Selected Historical Financial and Operating Data" and "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


New York, New York
December 20, 2002